SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PACIFIC SELECT FUND

GROWTH LT PORTFOLIO

INFORMATION STATEMENT DATED FEBRUARY 26, 2013

This document (“Information Statement”) provides information concerning a new portfolio manager and a new portfolio management agreement for the Growth LT Portfolio and is being mailed on or about February 26, 2013 to the shareholders of record as of December 31, 2012.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Select Fund (the “Fund”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Growth LT Portfolio (the “Portfolio”), effective May 1, 2013. Information concerning this change in portfolio manager has been included in a supplement dated February 26, 2013 to the Fund’s prospectus dated May 1, 2012, as supplemented. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Fund and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on December 12, 2012, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective no later than May 1, 2013, a new Portfolio Management Agreement with Massachusetts Financial Services Company, doing business as MFS Investment Management (“MFS”) with respect to the Growth LT Portfolio (the “MFS Portfolio Management Agreement”) and appointed MFS as the new Portfolio Manager for this Portfolio. The Board also approved a change to the name of the Portfolio also effective May 1, 2013. The Portfolio will be renamed the “Growth Portfolio”. In connection with this matter, also at the December 12, 2012 meeting, the Board terminated the Portfolio Management Agreement for the Portfolio with the current portfolio manager upon the effectiveness of the MFS Portfolio Management Agreement. MFS’s appointment as new Portfolio Manager was made in accordance with the exemptive order issued by the SEC with regard to the Fund and does not require shareholder approval. In order to facilitate these changes, a portion of the portfolio’s holdings will be sold and new investments purchased in accordance with recommendations by the new Portfolio Manager or management team. PLFA and/or the Portfolio may retain a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of Portfolio holdings in connection with this transition.

II.    Board Consideration of the New Portfolio Management Agreement

In evaluating the MFS Portfolio Management Agreement, the Board, including the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of MFS, including information about other firms considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend MFS as the new Portfolio Manager. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers, and has recommended and taken measures to attempt to remedy relative underperformance by a Portfolio when PLFA and the Board believed appropriate.

In evaluating the MFS Portfolio Management Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining MFS as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by MFS. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed MFS Portfolio Management Agreement; copies of MFS’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the MFS Portfolio Management Agreement, MFS would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Growth LT Portfolio over both the short- and long-term, the organizational depth and resources of MFS, including the background and experience of MFS’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered MFS’s written compliance policies and procedures and noted that the Trust’s CCO had previously provided an assessment of MFS’s compliance program, as required under Rule 38a-1 of the 1940 Act and its code of ethics.

In making these assessments, the Trustees took note of the extensive due diligence PLFA conducted with respect to MFS, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by MFS.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Growth LT Portfolio by MFS under the MFS Portfolio Management Agreement.

B.    Performance

The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a growth portfolio, and PLFA’s identification of MFS to serve as Portfolio Manager with regard to the day-to-day investment activities of the Growth LT Portfolio. The Trustees considered factors concerning performance in connection with its consideration of this matter and in connection with approval of the related MFS Portfolio Management Agreement, as described below.

The Trustees considered information about the historical performance of an account managed by the same MFS portfolio management team that would manage the Growth LT Portfolio using similar investment strategies as those proposed for the Growth LT Portfolio (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark and against the applicable peer group for the year-to-date, one-, three-, five-, and ten-year periods as of September 30, 2012. The Trustees also considered the Comparable Performance against a pertinent benchmark and an applicable peer group for the previous nine calendar years. The Trustees also considered information about the historical performance of additional accounts managed by MFS using similar investment strategies as those proposed for the Growth LT Portfolio against a pertinent benchmark for the one-, three-, five- and ten-year periods (as available) as of September 30, 2012. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Portfolio. The Trustees also considered the need for MFS to adhere to the Portfolio’s general investment mandate in order to function appropriately in the Portfolio Optimization Portfolios. The Board determined that MFS’s performance record was acceptable.

C.    Advisory and Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Portfolio Manager with regard to other investment accounts with substantially similar investment strategies as the Growth LT Portfolio. The Trustees also considered that the proposed sub-advisory fees payable to MFS under the Portfolio Management Agreement contain breakpoints and were lower than the sub-advisory fees paid to the current portfolio manager. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Portfolio and that the total advisory fees paid by shareholders would not increase. The Trustees noted that in certain cases there were differences in the level of services proposed to be provided to the Growth LT Portfolio by MFS and that the level of services provided by MFS on these other accounts was due to the different nature of the accounts or an affiliation between MFS and the account. These differences often explained differences in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and MFS, and that the Growth LT Portfolio’s sub-advisory fees are paid by PLFA and are not paid directly by the Growth LT Portfolio. Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this portfolio manager change. The Board concluded that the compensation payable under the MFS Portfolio Management Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered information about the profitability of other investment accounts managed by MFS using similar investment strategies as those proposed for the Growth LT Portfolio in assessing the projected profitability of the MFS Portfolio Management Agreement to MFS to the extent practicable based on the information provided by MFS. The Trustees considered that it was difficult to accurately determine or evaluate the projected profitability of the MFS Portfolio Management Agreement to MFS because it managed substantial assets and had multiple business lines and, further, that any such assessment would involve assumptions regarding its allocation policies, capital structure, cost of capital, business mix and other factors. The Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and MFS with respect to the negotiation of Portfolio sub-advisory fees, the fact that such fees are paid by PLFA and the fact that the projected profitability of the MFS Portfolio Management Agreement to MFS is an estimate because it had not yet begun to manage the Portfolio. The Board concluded that the Growth LT Portfolio’s fee structure reflected in the MFS Portfolio Management Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received from PLFA and MFS information concerning other benefits that may be received by MFS and its affiliates as a result of their relationship with the Growth LT Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft-dollars by the Portfolio Manager. In this regard, the Trustees noted that MFS represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft dollar credits generated by Portfolio commissions to pay for research services. The potential benefits that may be derived by MFS from its relationship with the Growth LT Portfolio could include larger assets under management and reputational benefits, which are consistent with those generally derived by sub-advisers to mutual funds. The Trustees considered potential benefits to be derived by MFS from its relationship with the Growth LT Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the MFS Portfolio Management Agreement is in the best interests of the Growth LT Portfolio and its shareholders; and (ii) the compensation payable under the MFS Portfolio Management Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Portfolio Management Agreement

The MFS Portfolio Management Agreement is substantially similar to the current portfolio management agreement with respect to the Portfolio. MFS will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the evaluation, investment, purchases and/or sales and reinvestment of the Portfolio’s assets in accordance with its investment goal, strategies, policies and restrictions. MFS bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Portfolio Manager’s services provided under the MFS Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the MFS Portfolio Management Agreement, MFS is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the MFS Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the MFS Portfolio Management Agreement or by reason of MFS’s reckless disregard of its obligations and duties under the MFS Portfolio Management Agreement or by breach of any provision of the MFS Portfolio Management Agreement, including breach of any confirmation, representation, warranty or undertaking. The MFS Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The MFS Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Growth LT Portfolio to the Adviser in connection with the manager change. There was a change to the sub-advisory fee rate paid by the Adviser to the new Portfolio Manager in connection with the portfolio manager change. The current and new portfolio management fee rate schedules are set forth in the tables below:

Current Fee Schedule	New Fee Schedule[1]
0.450% on the first $25 million	0.375% on the first $250 million
0.400% on next $125 million	0.325% on next $250 million
0.350% on next $850 million	0.300% on next $250 million
0.300% on next $1 billion	0.275% on next $250 million
0.250% on excess	0.250% on next $500 million 0.225% on excess

[1]

When determining the breakpoint rate under the new Portfolio Management Agreement (effective May 1, 2013), the average daily net assets of the Portfolio will be aggregated with the average daily net assets of the corresponding PL Growth

Fund, a series of Pacific Life Funds (“Combined Assets”), which will be managed by the same Portfolio Manager.

The sub-advisory fee rate will continue to be paid to the current manager of the Portfolio by the Adviser through April 29, 2013, pursuant to the current portfolio management agreement dated April 3, 2002, as amended. For the period January 1, 2012 through December 31, 2012, the Portfolio’s sub-advisory fees paid or owed by the Adviser for the Portfolio totaled $2,670,169. Had the new sub-advisory fee rate been in effect for the same period, the Portfolio’s sub-advisory fees paid or owed by the Adviser would have been $2,422,362. This amount would have been a decrease in such fees paid by the Adviser of approximately 9.28%. As of December 31, 2012, the Portfolio did not pay any brokerage commissions to an affiliated broker of MFS.

IV.    Information Regarding MFS

Massachusetts Financial Services Company, doing business as MFS Investment Management (MFS), and its predecessor organizations have a history of money management dating from 1924, and the founding of the first mutual fund. MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc. (“Sun Life of Canada U.S.”), which in turn is an indirect, majority-owned subsidiary of Sun Life Financial Inc., (“Sun Life Financial”), a diversified financial services organization. Sun Life Financial is located at 150 King Street West, Toronto, Ontario, Canada M5H 1J9, and Sun Life of Canada U.S. is located at 111 Huntington Avenue, Boston, Massachusetts, 02199. As of December 31, 2012, total assets under management of MFS, including its affiliates, were approximately $321 billion.

MFS acts as investment adviser to the following registered investment companies, which have similar objectives to the Portfolio.

Portfolio Name	Net Assets[2]		Compensation Rate	Waived/ Reduced
MFS Series Trust II – MFS Growth Fund	$5.8 billion		0.750% of first $1 billion; 0.650% of next $1.5 billion; and 0.600% in excess of $2.5 billion	Yes[4]

MFS Variable Insurance Trust – MFS Growth Series	$1.1 billion		0.750% of first $1 billion; and 0.650% in excess of $1 billion	N/A

Advanced Series Trust – AST MFS Growth Portfolio	$1.7 billion[3]		0.375% on first $250 million; 0.325% on next $250 million; 0.300% on next $250 million; 0.275% on next $250 million; 0.250% on next $500 million; and 0.225% on assets in excess of $1.5 billion[3]	N/A

Target Asset Allocation Funds –Target Conservative Allocation Fund[1]	$8.6 million	[3]	0.375% on first $250 million; 0.325% on next $250 million; 0.300% on next $250 million; 0.275% on next $250 million; 0.250% on next $500 million; and 0.225% on assets in excess of $1.5 billion[3]	N/A

Portfolio Name	Net Assets[2]		Compensation Rate	Waived/ Reduced

Target Asset Allocation Funds – Target Moderate Allocation Fund[1]	$24.5 million	[3]	0.375% on first $250 million; 0.325% on next $250 million; 0.300% on next $250 million; 0.275% on next $250 million; 0.250% on next $500 million; and 0.225% on assets in excess of $1.5 billion[3]	N/A

Target Asset Allocation Funds – Target Growth Allocation Fund[1]	$24.8 million	[3]	0.375% on first $250 million; 0.325% on next $250 million; 0.300% on next $250 million; 0.275% on next $250 million; 0.250% on next $500 million; and 0.225% on assets in excess of $1.5 billion[3]	N/A

Target Portfolio Trust – Large Capitalization Growth Portfolio[1]	$90.1 million	[3]	0.375% on first $250 million; 0.325% on next $250 million; 0.300% on next $250 million; 0.275% on next $250 million; 0.250% on next $500 million; and 0.225% on assets in excess of $1.5 billion[3]	N/A

1  Multi-managed fund; represents the portion of the fund sub-advised by MFS.

2  As of December 31, 2012.

3  Sub-Advisory fee. Assets for these funds are aggregated for purposes of determining the sub-advisory fees payable to MFS.

4  MFS has agreed in writing to bear the MFS Growth Fund’s expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund’s investment activity), such that “Total Annual Fund Operating Expenses” do not exceed 1.22% of the fund’s average daily net assets annually for each of Class A and Class R3 shares; 1.97% of the fund’s average daily net assets annually for each of Class B, Class C and Class R1 shares; 0.97% of the fund’s average daily net assets annually for each of Class I and Class R4 shares; 1.47% of the fund’s average daily net assets annually for Class R2 shares; and 0.91% of the fund’s average daily net assets annually for Class R5 shares. This written agreement will continue until modified by the MFS Growth Fund’s Board of Trustees, but such agreement will continue until at least August 31, 2013.

As of December 31, 2012, MFS’s directors and principal executive officers are:

Directors and Principal ExecutiveOfficers[1]	Position(s) with MFS[2]
Robert J. Manning	Director, Chief Executive Officer and Chairman of the Board of Directors of MFS
Michael W. Roberge	Director, President, Chief Investment Officer and Director of Global Research of MFS
Thomas A. Bogart	Director of MFS; Executive Vice President, Business Development and General Counsel of Sun Life Financial, Inc.
Colm J. Freyne	Director of MFS; Executive Vice President and Chief Financial Officer of Sun Life Financial, Inc.
David A. Antonelli	Vice Chairman of MFS
Carol W. Geremia	Executive Vice President of MFS
James A. Jessee	Executive Vice President of MFS
Amrit Kanwal	Executive Vice President and Chief Financial Officer of MFS
Mark A. Leary	Executive Vice President and Chief Human Resources Officer of MFS
Mark N. Polebaum	Executive Vice President, General Counsel and Secretary of MFS
Robin A. Stelmach	Executive Vice President and Chief Operating Officer of MFS
Timothy M. Fagan	Chief Compliance Officer of MFS

1  The business address for each above individual with respect to the individual’s position at MFS is c/o MFS Investment Management—111 Huntington Avenue, Boston, Massachusetts 02199.

2  Principal occupation is also given if different from position(s) with MFS.

No officer or Trustee of the Fund is an officer, director or shareholder of MFS.

Additional Information

Additional information about MFS is available in Pacific Select Fund’s Statement of Additional Information, as supplemented, a copy of which may be obtained by calling the appropriate number set forth below.

******

The Fund’s annual report for the fiscal year ended December 31, 2012 is being sent to shareholders with this Information Statement. The Fund’s semi-annual report for the fiscal half-year ended June 30, 2012 was previously sent to shareholders. Both of these reports are available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:

Pacific Life’s Annuity Contract Owners: 1-800-722-4448

Pacific Life’s Annuity Financial Professionals: 1-800-722-2333

Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787

PL&A’s Annuity Contract Owners: 1-800-748-6907

PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLifeAndAnnuity.com

To help reduce Fund expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be mailed to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Fund through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to Pacific Select Fund.

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE